UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2008

CYTOMEDIX, INC.
(Exact name of registrant as it appears in its charter)

Delaware	01-32518	23-3011702
State or other jurisdiction	(Commission File Number)	IRS Employer
of incorporation)		entification No.)

416 Hungerford Drive, Suite 330
Rockville, Maryland 20850
(Address of principal executive offices and zip code)

240-499-2680
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Other Events

Item 5.02. Compensatory Arrangements for Certain Officers.

On January 25, 2008, Cytomedix, Inc. amended its employment agreement with its Chief Executive Officer Kshitij Mohan. The original employment agreement dated April 20, 2004, was filed as Exhibit 10.1 to Form 8-K filed on May 7, 2004. The original employment agreement contained certain anti-dilution provisions entitling Dr. Mohan to maintain his inducement award at a 2.76% interest in the outstanding stock of the Company on a fully diluted basis. Therefore, pursuant to these provisions, each issuance of additional shares of common stock or other security convertible into or exercisable for common stock has required an additional issuance to Dr. Mohan. The maximum number of options issuable to Dr. Mohan pursuant to these anti-dilution provisions was options to purchase 1,000,000 shares. The Board of Directors determined that a deletion of the anti-dilution provisions from Dr. Mohan’s employment agreement is in the Company’s best interest.

In consideration for Dr. Mohan’s agreement to amend his employment agreement, the Company has agreed to immediately grant to Dr. Mohan an option to purchase thirty thousand (30,000) shares of the Company’s common stock at an exercise price equal to $1.50 (the closing sale price of the Company’s common stock on the date of the Amendment). In addition, as long as Dr. Mohan remains employed by the Company on December 1, 2008, and each subsequent year through December 1, 2011, the Company will, within thirty (30) days of each December 1, grant to Dr. Mohan an option to purchase an additional thirty thousand (30,000) shares of the Company’s common stock at an exercise price equal to the closing sale price of the Company’s common stock on the date the Board authorizes and approves the grant. Therefore, if Dr. Mohan remains employed by the Company through December 1, 2011, he will be issued options to purchase a total of one hundred and fifty thousand (150,000) shares in exchange for his agreement to delete the anti-dilution provisions from his contract.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following Exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description

Exhibit 10.1	First Amendment to Employment Agreement by and between Cytomedix, Inc. and Kshitij Mohan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOMEDIX, INC.

By:	/s/Mark T. McLoughlin
Mark T. McLoughlin
Director and Chair of the Compensation Committee

Date: January 29, 2008